Exhibit 99.1

Howard Bancorp, Inc. Reports 2018 Results

BALTIMORE--(BUSINESS WIRE)--January 30, 2019--Howard Bancorp, Inc. (“Howard Bancorp” or the “Company”) (Nasdaq:HBMD), the parent company of Howard Bank (“Howard Bank” or the “Bank”), today reported its financial results for the quarter and the year ended December 31, 2018. A summary of results for and other developments during the year ended December 31, 2018 are as follows:

  On March 1, 2018, we completed our acquisition of First Mariner Bank (“First Mariner”) through the merger of First Mariner with and into our bank subsidiary Howard Bank. The aggregate merger consideration was $173.8 million. With the acquisition, total assets increased by $975 million, or 85%, to $2.12 billion at March 31, 2018 versus $1.15 billion at the end of 2017, total loans increased by $669 million, or 71%, total deposits increased by $686 million, or 79%, of which total transaction deposits increased $276 million, or 95%. Howard Bank also recorded a deferred tax asset (“DTA”) of $34.2 million and $70.1 million of goodwill in the acquisition.
  In connection with the acquisition of First Mariner, we recorded $15.5 million in merger related expenses and $3.1 million in occupancy related reorganization expenses during 2018, which resulted in a pretax loss of $4.7 million and a net loss of $3.8 million, or $0.22 per basic share, for the year ended December 31, 2018. This compares to net income of $7.2 million and earnings per basic share (“EPS”) of $0.75 for 2017. Included in 2018 are several items such as the merger related expenses, the occupancy reorganization costs and other items which dramatically impacted our operating results. If you exclude these infrequent and non-recurring items, our pretax income for 2018 would have been $16.2 million, our net income would be $11.39 million, and our core operating EPS(1) would have been $0.64 for 2018.
  Following the acquisition of First Mariner, from March 31, 2018 to December 31, 2018, total assets increased by $142 million, or 7%, total loans grew by $44 million, or 3%, while total deposits increased by $136 million, or 9%, with organic growth in transaction deposits of $90 million, or 16%.
  Total common shareholders’ equity increased from $132 million at December 31, 2017 to $292 million at March 31, 2018 given the shares issued in the acquisition of First Mariner. After the closing of the acquisition of First Mariner, our total risk based capital ratio was 10.59% at March 31, 2018, and was impacted by the higher level of intangible assets and portions of the DTA which are deducted from total capital in calculating regulatory ratios. Given the Company’s mix of risk based assets, this total risk based capital ratio is the one deemed most significant. In order to provide for continued growth and supplement our regulatory capital ratios, we issued $25 million of subordinated debt in the fourth quarter of 2018 ($20 million of which was used to increase the capital of the Bank). As a result the Company’s total risk based capital position increased significantly to support continued growth:
	December 31, 2017	March 31, 2018	December 31, 2018
Total common equity	$132,253,000	$291,708,000	$294,683,000
Book value per share	$13.47	$15.36	$15.48
Leverage ratio	11.70%	12.53%	8.91%
Tier I risk-based capital ratio	12.77%	10.04%	10.16%
Total risk-based capital ratio	13.72%	10.59%	12.31%
(1)

Core EPS is not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of this non-GAAP financial measure to its comparable GAAP measure, see the final pages of this press release.

  To enhance efficiencies in future periods and supplement the merger related cost savings achieved with the greater scale of the Bank post acquisition of First Mariner, we executed upon the initiative previously discussed to reduce future operating expenses, although incurring upfront occupancy reorganization costs in 2018. We successfully negotiated and executed upon the strategy to relocate from leased facilities to leverage already owned locations by closing our former headquarters site and consolidating the bulk of our mortgage operations. In addition, we closed an underperforming leased branch location. Overall, between writing off leasehold improvements and final settlement with landlords, we incurred costs of $3.1 million in the fourth quarter of 2018, which are expected to reduce future operating expenses by $1.4 million annually.

For the Year Ended December 31, 2018

As noted above, during the year ended December 31, 2018 Howard Bancorp continued with its strategic growth plan by growing assets, loans, and transaction deposits by 85%, 71%, and 95%, respectively, via the acquisition of First Mariner. This acquired growth was further supplemented by continued organic growth from the time of the closing of the acquisition of First Mariner through year end 2018, with growth in assets, loans, and transaction deposits by 7%, 3%, and 16%, respectively. In order to offset the increased interest expense resulting from the $25 million issuance of subordinated debt in the fourth quarter of 2018, and to improve our liquidity ratios, we increased the size of our investment portfolio by nearly $100 million in the fourth quarter of 2018 to generate additional interest income via a less capital intensive source. With this large increase in the fourth quarter of 2018, total investments available for sale increased by $150 million, or 201%, from December 31, 2017 to December 31, 2018.

This balance sheet growth led to an increase in net interest income of $28.8 million, or 76% when comparing net interest income of $66.6 million for the year ended December 31, 2018 to $37.9 million recorded in the year ended December 31, 2017. It should be noted that the 2018 net interest income only includes 10 months of combined results given the March 1, 2018 closing date of the acquisition of First Mariner.

This net interest income growth was partially offset by an intentionally reduced level of some categories of noninterest income for 2018 compared to 2017 to improve the quality, the consistency and the sustainability of the noninterest income mix. Total noninterest income of $17.9 million for the year ended December 31, 2018 was $1.7 million or 9% lower than for the year ended December 31, 2017 primarily due to the decreased revenues generated from the right sized mortgage banking activities as the Bank downsized its purchase money mortgage division origination levels and completely exited the nationally focused leads based Consumer Direct unit of our mortgage operations in early 2018. Due to the lower origination levels, our gains on sales of mortgages into the secondary markets declined by $5.8 million, or 52%, from $11.0 million in revenues for 2017 to $5.2 million for 2018. Excluding the $5.8 million year-over-year decline in mortgage revenues, our other categories of noninterest income grew by $4.1 million, or 49%, for 2018 versus 2017.

As of December 31, 2018, the provision for credit loss expense of $6.1 million was $4.3 million, or 232%, higher than the $1.8 million recorded in 2017. This increase was largely driven by an increase in charge-offs recorded in the first and second quarter of 2018 which required provisions of $1.1 million and $1.4 million for the first and second quarter of 2018, respectively, as well as fourth quarter 2018 specific reserves related to a long term lending relationship. The latter relates to a 15 year old relationship that experienced sudden management challenges and related operating deterioration. The Bank established a $2.4 million specific reserve related to this relationship given the possibility of the impact of those changes on the value of the underlying property. Other than the one large reserve in the fourth quarter of 2018, provisioning levels have been mostly normalized since the immediate pre- and post-acquisition of First Mariner timeframe. The Bank has seen a steady improvement in delinquencies and asset quality measures since the second quarter of 2018.

As noted in the highlights on the first page, during the year ended December 31, 2018 we recorded $15.5 million in expenses related to the acquisition of First Mariner and during the year ended December 31, 2017 we recorded $567 thousand in merger costs. Excluding these merger-related expenses, our annual noninterest expenses increased from $44.6 million in 2017 to $67.6 million in 2018, representing an increase of $22.9 million or 51%. This $22.9 million expense increase includes approximately $2.8 million in operating expenses incurred post acquisition but prior to our systems conversion recorded during the second quarter of 2018, $2.5 million in lease termination costs incurred in the fourth quarter of 2018, increases in core deposit intangible amortization of $2.4 million or nearly 500%, increased FDIC assessments of $618 thousand or 95% and increased data processing costs of $2 million or 98%, most of which are driven by the acquisition of First Mariner and resulting increases in size and customers. The $2.8 million in redundant operating expenses and the $2.5 million in lease termination expenses are non-recurring in nature. The following table summarizes the quarterly noninterest expenses and the efficiencies achieved to date from the merger.

(in thousands)
	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017

Average Assets	2,165,535	2,157,797	2,132,150	1,523,140	1,113,539
Net Interest Income	17,943	18,647	17,881	12,147	9,856
Noninterest Income	3,683	3,856	5,616	4,704	4,669

Core Operating Expenses	15,796	16,608	19,443	13,176	11,659
Lease termination expenses	2,540	-	-	-	-
Merger Related Expenses	88	(212)	5,698	9,975	189
Total Noninterest Expense	18,424	16,396	25,141	23,151	11,848

Core Operating Efficiency Ratio	73%	74%	83%	78%	80%

Core Operating Expenses
To Average Assets	2.89%	3.05%	3.66%	3.51%	4.15%

Overall, we exceeded our cost savings target which was a 37% reduction in the operating expenses of First Mariner, though the full benefit of these cost reductions is not evident in our full year 2018 expense levels given a merger systems conversion in May 2018, which required maintaining duplicative staff and facilities operations until post conversion activities were completed at the end of the second quarter of 2018. Thus, the result of our cost savings initiatives did not become apparent until the third quarter of 2018. Though the 2018 expense levels were somewhat inflated due to the timing of when we could realize the expense savings, the 51% increase in expenses for the year ended December 31, 2018 compares to the growth in assets of 97% and growth in net interest income of 76% during the year ended December 31, 2017.

For the Three Months Ended December 31, 2018

Primarily influenced by the $99.5 million increase in investment securities, total assets for the fourth quarter of 2018 increased by $113.6 million or 5%. Total portfolio loans increased by $25.3 million or 1.6% for the fourth quarter of 2018 or 6.2% on an annualized basis. However, principal advances on new portfolio loans originated in the fourth quarter of $94 million represented over one-third of the total $261 million principal outlays on loans originated for 2018 and reflects the steadily growing momentum in leveraging our position as the largest locally headquartered bank in Baltimore. These originations were offset by two commercial loans totaling $22.3 million which paid off in the last half of December 2018. Deposit growth remained strong, with total deposits increasing by $61.2 million or 4% for the fourth quarter, while our core focus of transaction based accounts increased by $38.2 million or 6% for the quarter. As noted earlier, we issued subordinated debt in December of 2018, and in order to make the impact of this issuance “neutral” to our net interest income and to strengthen our on balance sheet liquidity position, we increased our investment securities by nearly $100 million, and in addition to the deposit growth achieved for the fourth quarter of 2018, the remaining funding for these securities was provided by an increase in borrowings of $49.2 million or 22% for the fourth quarter of 2018.

Interest income of $22.4 million for the fourth quarter of 2018 was unchanged from the $22.4 million recorded in the third quarter of 2018; however, the third quarter interest income included $1.2 million in additional income from fair value measures, while the fourth quarter interest income only included $488 thousand from such fair value measures. The third quarter of 2018 fair value income was higher due to one large acquired loan that paid off in the quarter. Excluding this fair value impact, interest income for the fourth quarter of 2018 grew by $700 thousand over the prior quarter. Interest expense increased by $696 thousand for the fourth quarter of 2018 compared to the third quarter of 2018, related to higher rates paid on Certificates of Deposit which increased by $723 thousand for the fourth quarter of 2018 over the prior quarter in 2018. In aggregate, interest expense on all other sources of deposits and borrowings declined for the fourth quarter. Overall, net interest income of $17.9 million for the fourth quarter of 2018 was lower than the $18.6 million in the third quarter of 2018 by $704 thousand almost all attributable to the fair value differences in interest income. We had a net interest margin (“NIM”) of 3.74% for the fourth quarter of 2018 while for the third quarter of 2018 our NIM was 3.91%. Because of the additional interest income from purchase accounting adjustments, the NIM can fluctuate from period to period. The following table represents the NIM as reported each quarter, and the more stable NIM excluding the impact of the additional interest income due to the purchase accounting measures:

	2018				2017
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Excluding Fair
Value Loan Impact(1)	3.64%	3.66%	3.74%	3.51%	3.67%	3.71%	3.66%	3.66%

As Reported	3.74%	3.91%	3.84%	3.55%	3.71%	3.76%	3.77%	3.68%
(1)

The core NIM excludes the impact of purchase accounting adjustments on net interest income and is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to its comparable GAAP measure, see the final pages of this press release.

Our provision for credit losses of $2.9 million for the fourth quarter of 2018, which included $2.4 million in specific provisions on one long term loan, was higher than the $696 thousand recorded in the third quarter of 2018.

Fourth quarter 2018 noninterest revenues of $3.7 million, were $173 thousand or 4% lower than the $3.9 million recorded in the third quarter of 2018. Mortgage related revenues were $180 thousand or 11% lower for the fourth quarter of 2018 compared to the prior quarter, largely due to a normal seasonal slowdown in mortgage originations that occurs in the final quarter each year. Also impacting noninterest income, although generally offsetting each other were three other items. The first was the receipt of a $750 thousand settlement on a mortgage related legal suit which originated at First Mariner years before our acquisition. The second, a loss on the disposal of leasehold improvements as we closed and exited the leases on our former headquarters site, our primary mortgage office location as well as a branch location. As noted above, we expect to reduce occupancy expenses by $1.4 million annually as a result of these closures. Finally, the decision to sell a portion of our investment portfolio, record a loss on the sale of $225 thousand, yet reinvest the sale proceeds into similar instruments at higher yields which we estimate will add in excess of $100 thousand annually to interest income. The final two items which negatively impact fourth quarter of 2018 noninterest revenues, will be additive to future operating results.

Fourth quarter 2018 noninterest expenses of $18.4 million were $2.0 million or 12% higher than the expense level for the third quarter of 2018. Occupancy expenses of $4.5 million for the fourth quarter included $2.5 million in costs relating to early lease terminations on the former headquarters, mortgage office and branch location noted above. Excluding this $2.5 million in one-time expenses, overall expense levels for the fourth quarter of 2018 were $15.9 million, which was $0.5 million less than the $16.4 million for the prior quarter. As noted above, we expect that closing these three leased locations will save us approximately $1.4 million in annualized expenses, or approximately $345 thousand quarterly. Also impacting fourth quarter noninterest expense was a write down in the carrying value of two OREO properties, which resulted in an expense of $352 thousand as a valuation adjustment in the quarter.

Influenced by all of the above items, our reported fourth quarter of 2018 pretax income was $352 thousand and our net income available to common shareholders was $145 thousand with basic EPS of $0.01 compared to net income of $4.0 million and basic EPS of $0.21 for the third quarter of 2018.

Following is a list of what we believe are the one-time and/or non-recurring items that were recorded during the fourth quarter of 2018:

Specific Provision required on one borrower	$2.395 million
Lease termination costs with Landlords	2.541 million
Loss on disposal of Leasehold Improvements	0.580 million
Valuation adjustments on OREO properties	0.352 million
Loss on sale of investment securities	0.225 million
Merger and restructuring expenses	0.088 million
Receipt of legal settlement	(0.750 million)
Net negative pretax impact of above	$5.431 million

Excluding these items, core operating pretax income(2) would have been $5.8 million, core operating net income(2) would have been approximately $4.1 million, and core operating earnings per share(2) would have been $0.21 for the fourth quarter of 2018. This adjusted core fourth quarter EPS(2) of $0.21 compares to core EPS(2) of $0.20 for the third quarter of 2018, and $0.21 for the fourth quarter of 2017. Based upon the core operating net income of $4.1 million for the fourth quarter of 2018, the adjusted ROA for the quarter would have been 0.75%.

(2)Core operating pretax income, core operating net income, core operating earnings per share, core fourth quarter EPS, core EPS and adjusted ROA are not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measure to its comparable GAAP measure, see the final pages of this press release.

Chairman and CEO Mary Ann Scully stated, “The acquisition of First Mariner announced in the third quarter of 2017 and consummated in the first quarter of 2018 continues to present huge opportunities that must be, and are being realized. The transaction was transformational not for size only but for the ability that it provides Howard Bancorp to create greater, higher quality and more sustainable impact in our marketplace and higher returns for our shareholders, as measured by core EPS.

"Showing higher commercial originations to more borrowers funded by higher levels of core deposits, especially transactional deposits, measures impact and the return on that impact. Solid commercial origination activity, including a modest rebound in the CRE sector in the fourth quarter and higher average balances outstanding, as well as point to point balances was welcomed. Unusual pay down activity in a couple of sectors continues to pressure the growth numbers but the position we’ve achieved as the largest local business bank in Greater Baltimore has helped to offset that. Our focus on funding mix throughout our history has allowed us to preserve a better than peer net interest margin. This net interest margin has been supplemented with higher quality noninterest income. The absolute size of the revenue platform and the trajectory of growth has certainly lagged behind our own expectations. But, we see this trajectory changing and we are very pleased with the repositioning of the revenue sources. We continue to see the possibilities created by the merger in both leveraging a greater capacity to lend and to fund ourselves that came with the acquisition of First Mariner and to supplement with better balanced and sustainable noninterest income sources.

"The scale achievable by a $2 billion asset bank versus a $1 billion asset bank has led and will continue to lead to cost savings opportunities unavailable to a smaller institution. We’ve made significant cost reduction progress in this quarter to add to the progress in quarters two and three on creating a platform for higher returns and have exceeded all estimates of cost reductions. The large majority of the personnel related savings sought in the acquisition have been achieved. That is apparent in the fourth quarter 2018 compensation expenses levels compared to the third quarter of 2018.

"The occupancy cost opportunities as noted throughout 2018 will take longer and require upfront lease termination charges and write-offs of leasehold improvements. But these costs already incurred just in the fourth quarter of 2018 we expect to lead to $1.4 million in annualized costs savings in 2019. We are anticipating even greater savings as we now focus less on back office operations and mortgage facilities and turn to the branch optimization project announced in the third quarter. This reset will not only result in lower occupancy costs but will allow us to acknowledge different customer behaviors in transacting business and ensure we are relevant in the customer segments and geographies that we have targeted.

"We continue to focus on service and software contracts as well as the returns in our rightsized mortgage operations and believe that reduced costs in the former and higher bottom line income in the latter is achievable.

"Asset quality is always a focus and we have an excellent grasp of the combined loan portfolio, have realized the need to make certain adjustments in specific provisions, OREO valuations and are seeing a steady but gradual improvement in the delinquency and non performing ratios after making those assessments and valuations. These asset quality measures are more important than ever as the economy inches closer to a probable normal cyclical adjustment.

"The Company remains pleased with our very strong capital position. The successful $25 million subordinated debt raised at a very attractive rate reflects investor confidence in the Bank and provides the always important buffer and platform for new growth.

"We are encouraged by the improvements in core results that are the fruit of all these efforts- revenue repositioning, low cost funding, cost savings, as well as asset quality and capital strengthening. We are just as excited by the activities underway to grow these results even more. We are always grateful for the customer loyalty, employee hard work and shareholder support that has allowed us to better position this Company for sustainable growth.”

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to Howard Bancorp’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond Howard Bancorp’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which Howard Bancorp operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; Howard Bancorp’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Howard Bancorp’s operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; Howard Bancorp’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; any impairment of Howard Bancorp's goodwill or other intangible assets; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in the Howard Bancorp’s Form 10-K for the year ended December 31, 2017 and other documents filed by Howard Bancorp with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and Howard Bancorp does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Howard Bancorp.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Twelve months ended		Three months ended
(Dollars in thousands, except per share data.)	Dec 31,		Dec 31	Sept 30	Dec 31
Income Statement Data:	2018	2017	2018	2018	2017
Interest income	$80,389	$43,026	$22,428	$22,436	$11,338
Interest expense	13,771	5,167	4,485	3,789	1,482
Net interest income	66,618	37,859	17,943	18,647	9,856
Provision for credit losses	6,091	1,831	2,850	696	800
Noninterest income	17,860	19,524	3,683	3,856	4,669
Merger and restructuring expenses	15,549	567	88	(212)	189
Other noninterest expense	67,562	44,633	18,335	16,608	11,659
Pre-tax income/(loss)	(4,725)	10,352	352	5,411	1,877
Federal and state income tax expense/(benefit)	(897)	3,152	207	1,432	(6)
Net income/(loss)	(3,828)	7,200	145	3,979	1,883

Per share data and shares outstanding:
Net income/(loss) per common share-basic	$(0.22)	$0.75	$0.01	$0.21	$0.19
Book value per common share at period end	$15.48	$13.47	$15.48	$15.42	$13.47
Tangible book value per common share at period end	$11.16	$13.23	$11.16	$11.00	$13.23
Average common shares outstanding	17,556,554	9,555,952	19,035,316	19,025,855	9,815,228
Shares outstanding at period end	19,039,347	9,820,592	19,039,347	19,033,864	9,820,592

Financial Condition data:
Total assets	$2,267,053	$1,149,950	$2,267,053	$2,153,419	$1,149,950
Loans receivable (gross)	1,649,751	936,608	1,649,751	1,624,484	$936,608
Allowance for credit losses	(9,873)	(6,159)	(9,873)	(7,224)	$(6,159)
Other interest-earning assets	351,917	152,343	351,917	274,978	$152,343
Transaction deposits	656,522	289,781	656,522	618,299	$289,781
Total deposits	1,685,806	863,908	1,685,806	1,624,629	$863,908
Borrowings	277,192	148,920	277,192	227,953	$148,920
Total shareholders' equity	294,683	132,253	294,683	293,550	$132,253
Common equity	294,683	132,253	294,683	293,550	$132,253

Average assets	$1,997,474	$1,072,943	$2,165,535	$2,157,797	$1,113,539
Average shareholders' equity	266,075	123,763	295,826	291,005	129,830
Average common shareholders' equity	266,075	123,763	295,826	291,005	129,830

Selected performance ratios:
Return on average assets	(0.19)%	0.67%	0.03%	0.73%	0.67%
Return on average common equity	(1.44)%	5.82%	0.19%	5.43%	5.75%
Net interest margin(1)	3.78%	3.73%	3.74%	3.91%	3.71%
Efficiency ratio(2)	98.38%	78.77%	85.19%	72.86%	81.57%

Asset quality ratios:
Nonperforming loans to gross loans	1.50%	1.41%	1.50%	1.69%	1.41%
Allowance for credit losses to loans	0.60%	0.66%	0.60%	0.44%	0.66%
Allowance for credit losses to nonperforming loans	39.94%	46.70%	39.94%	26.33%	46.70%
Nonperforming assets to loans and other real estate	1.76%	1.57%	1.76%	1.94%	1.57%
Nonperforming assets to total assets	1.28%	1.28%	1.28%	1.46%	1.28%

Capital ratios:
Leverage ratio	8.91%	11.70%	8.91%	8.86%	11.70%
Tier I risk-based capital ratio	10.16%	12.77%	10.16%	10.39%	12.77%
Total risk-based capital ratio	12.31%	13.72%	12.31%	11.01%	13.72%
Average equity to average assets	13.32%	11.53%	13.66%	13.49%	11.66%

(1) Net interest margin is net interest income divided by average earning assets.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share amounts)	PERIOD ENDED
	December 31,	Sept 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$100,976	$101,292	$103,678	$76,570	$28,856
Federal funds sold	522	366	363	968	116
Total cash and cash equivalents	101,498	101,658	104,041	77,538	28,972

Interest bearing deposits with banks	-	-	3,920	3,920	-

Investment Securities:
Available-for-sale	223,858	125,673	127,530	87,613	74,256
Held-to-maturity	9,250	9,250	9,250	9,250	9,250
Federal Home Loan Bank stock, at cost	11,786	10,511	14,485	12,700	6,492
Total investment securities	244,894	145,434	151,265	109,563	89,998

Loans held-for-sale	21,261	28,253	55,956	69,886	42,153

Loans:	1,649,751	1,624,484	1,609,978	1,605,478	936,608
Allowance for credit losses	(9,873)	(7,224)	(6,619)	(6,148)	(6,159)
Net loans	1,639,878	1,617,260	1,603,359	1,599,330	930,449

Accrued interest receivable	6,941	6,488	6,057	5,948	3,465

Bank premises and equipment, net	45,137	49,765	51,662	51,136	19,189

Other assets:
Goodwill	70,697	71,824	71,278	72,001	603
Bank owned life insurance	74,153	73,699	73,245	72,824	28,631
Other intangibles	11,482	12,282	13,116	13,972	1,743
Other assets	51,112	46,756	48,350	48,583	4,747
Total other assets	207,444	204,561	205,989	207,380	35,724
Total assets	$2,267,053	$2,153,419	$2,182,249	$2,124,701	$1,149,950

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Total transaction deposits	$656,522	$618,299	$626,511	$566,378	$289,781
Interest bearing non-transaction deposits	1,029,284	1,006,331	939,132	983,581	574,127
Total deposits	1,685,806	1,624,629	1,565,644	1,549,959	863,908
Borrowed funds	277,192	227,953	316,688	271,982	148,920
Other liabilities	9,372	7,287	10,447	11,051	4,869
Total liabilities	1,972,370	1,859,869	1,892,779	1,832,993	1,017,697
Shareholders' equity:
Common stock – $.01 par value	190	190	190	190	98
Additional paid-in capital	275,843	275,770	275,581	275,490	110,387
Retained earnings	18,277	18,131	14,152	16,429	22,049
Accumulated other comprehensive income/(loss), net	373	(541)	(453)	(401)	(281)
Total shareholders' equity	294,683	293,550	289,470	291,708	132,253
Total liabilities and shareholders' equity	$2,267,053	$2,153,419	$2,182,249	$2,124,701	$1,149,950

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$212,504	$209,444	$205,075	$205,735	$129,907
Tier 1 Leverage (to average assets)	8.91%	8.86%	8.76%	12.53%	11.70%
Common Equity Tier 1 Capital (to risk weighted assets)	10.16%	10.39%	10.24%	10.04%	12.77%
Tier 1 Capital (to risk weighted assets)	10.16%	10.39%	10.24%	10.04%	12.77%
Total Capital Ratio (to risk weighted assets)	12.31%	11.01%	10.83%	10.59%	13.72%

ASSET QUALITY INDICATORS
Non-performing assets:
Total non-performing loans	$24,722	$27,437	$28,672	$30,354	$13,188
Real estate owned	4,392	4,097	4,115	5,135	1,549
Total non-performing assets	$29,114	$31,534	$32,787	$35,489	$14,737

Non-performing loans to total loans	1.50%	1.69%	1.78%	1.89%	1.41%
Non-performing assets to total assets	1.28%	1.46%	1.50%	1.67%	1.28%
ALLL to total loans	0.60%	0.44%	0.41%	0.38%	0.66%
ALLL to non-performing loans	39.94%	26.33%	23.08%	20.25%	46.70%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	December 31,	Sept 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Total interest income	$22,428	$22,436	$21,165	$14,360	$11,338
Total interest expense	4,485	3,789	3,284	2,213	1,482
Net interest income	17,943	18,647	17,881	12,147	9,856
Provision for credit losses	(2,850)	(696)	(1,425)	(1,120)	(800)
Net interest income after provision for credit losses	15,093	17,951	16,456	11,027	9,056

NON-INTEREST INCOME:
Service charges and other income	2,205	2,198	2,057	1,034	1,138
Mortgage banking income	1,478	1,658	3,560	3,670	3,531

Total non-interest income	3,683	3,856	5,616	4,704	4,669

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,503	8,691	9,911	7,569	5,981
Occupancy expense	4,493	1,990	2,605	1,538	1,034
Marketing expense	689	540	1,104	1,005	1,114
FDIC insurance	424	430	261	153	177
Professional fees	705	743	716	306	522
Other real estate owned related expense	399	83	(4)	22	506
Merger and restructuring	88	(212)	5,698	9,975	189
Other	4,123	4,131	4,849	2,582	2,326
Total non-interest expense	18,424	16,396	25,141	23,151	11,848

Income/(loss) before income taxes	352	5,411	(3,069)	(7,419)	1,877

Income tax expense/(benefit)	207	1,432	(791)	(1,744)	(6)

NET INCOME/(LOSS)	$145	$3,979	$(2,279)	$(5,675)	$1,883

PRETAX INCOME EXCLUDING MERGER ITEMS	440	5,199	2,629	2,556	2,066

EARNINGS/LOSS) PER SHARE – Basic	$0.01	$0.21	$(0.12)	$(0.43)	$0.19
EARNINGS/(LOSS) PER SHARE – Diluted	$0.01	$0.21	$(0.12)	$(0.43)	$0.19

Average common shares outstanding – Basic	19,035,316	19,025,855	19,002,851	13,080,614	9,815,228
Average common shares outstanding – Diluted	19,041,880	19,035,192	19,002,851	13,080,614	9,858,809

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.03%	0.73%	-0.43%	-1.51%	0.67%
Return on average common equity	0.19%	5.43%	-3.16%	-12.32%	5.76%
Net interest margin	3.74%	3.91%	3.84%	3.55%	3.71%
Efficiency ratio	85.19%	72.86%	107.00%	137.38%	81.56%
Tangible common equity	9.73%	10.12%	9.78%	10.09%	11.32%

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheets or statements of cash flows.

Reconciliation of Non-GAAP measures presented in this release

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

The Company's management uses non-GAAP financial measures as Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.

1. The Company incurred merger-related and restructuring charges in connection with the acquisition of First Mariner as well as several other items that are considered to be infrequent or non-recurring in nature. Following is a reconciliation of the operating results excluding merger-related and restructuring expenses and other infrequent or non-recurring items and the GAAP basis information presented in this release:

(in thousands)
	Twelve Months ended			Twelve Months ended
	December 31, 2018			December 31, 2017
	Pre-Tax	After Tax	EPS	Pre-Tax	After Tax	EPS

Earnings as reported	$(4,725)	$(3,828)	$(0.22)	$10,352	$7,200	$0.75
Merger-Related expenses	15,549	11,270	0.64	567	411	0.04
Occupancy related restructuring costs	3,121	2,262	0.13	-	-	-
Specific provisions on one loan	2,395	1,736	0.10	-	-	-
OREO valuation adjustment	352	255	0.01	-	-	-
Loss on sale of investment securities	364	264	0.02	-	-	-
Settlement on legal case	(750)	(544)	(0.03)	-	-	-
Earnings Adjusted	$16,307	$11,416	$0.65	$10,919	$7,611	$0.79

Average Assets for period		1,997,474			1,072,943

Return on Average Assets
Using after tax earnings as reported		(0.19%)			0.67%
Using after Tax adjusted earnings		0.57%			0.71%

	Three Months ended			Three Months ended
	December 31, 2018			December 31, 2017
	Pre-Tax	After Tax	EPS	Pre-Tax	After Tax	EPS

Earnings as reported	$352	$145	$0.01	$1,877	$1,883	$0.19
Merger-Related expenses	88	64	-	189	137	0.01
Occupancy related restructuring costs	3,121	2,262	0.12	-	-	-
Specific provisions on one loan	2,395	1,736	0.09	-	-	-
OREO valuation adjustment	352	255	0.01	-	-	-
Loss on sale of investment securities	225	163	0.01	-	-	-
Settlement on legal case	(750)	(544)	(0.03)	-	-	-
Earnings Adjusted	$5,784	$4,082	$0.21	$2,066	$2,020	$0.20

Average Assets for period		2,165,535			1,113,539

Return on Average Assets
Using after tax earnings as reported		0.03%			0.67%
Using after Tax adjusted earnings		0.75%			0.72%

2. The Company recognizes interest income and interest expense from the amortization and/or accretion of purchase accounting fair value measures incurred in connection with the acquisition of First Mariner that are based upon customer activities and can create volatility in the reported NIM when measuring comparable periods. Following is a reconciliation of the core NIM results excluding the impact of net interest income recognized from purchase accounting adjustments and the GAAP basis information presented in this release:

(in thousands)
	2018				2017
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest Income
as reported (1)	22,428	22,436	21,165	14,360	11,338	11,112	10,708	9,868

Purchase Accounting
adjustments on loans
included in interest income	488	1,196	481	147	109	112	294	60

Interest Income
excluding purchase
accounting adjustments	21,940	21,239	20,684	14,213	11,229	11,000	10,414	9,808

Interest expense	4,485	3,789	3,285	2,212	1,482	1,357	1,211	1,117

Net Interest income
as reported	17,943	18,647	17,880	12,148	9,856	9,755	9,497	8,751

Net Interest Income
excluding purchase
accounting adjustments	17,455	17,451	17,399	12,001	9,747	9,643	9,203	8,690

Average earning assets	1,901,967	1,890,093	1,868,241	1,387,967	1,052,979	1,029,918	1,009,123	963,743

NIM using net interest income:

As reported (1)	3.74%	3.91%	3.84%	3.55%	3.71%	3.76%	3.77%	3.68%

Excluding purchase
accounting adjustments(2)	3.64%	3.66%	3.74%	3.51%	3.67%	3.71%	3.66%	3.66%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020